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                                                                   Exhibit 10.52


                          MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (this "AGREEMENT") is dated as of December 18, 2000, and entered into among Roller Bearing Company of America, Inc., a Delaware corporation (the "COMPANY") and Whitney & Co., a Delaware corporation and affiliate of Whitney Acquisition II, Corp. ("WHITNEY").

         WHEREAS, Whitney Acquisition II, Corp., a Delaware corporation ("WHITNEY ACQUISITION"), Roller Bearing Holding Company, Inc., a Delaware corporation and sole stockholder of the Company ("Holdings"), Dr. Michael J. Hartnett and Hartnett Family Investments, L.P. are parties to a Stock Purchase Agreement dated as of November 20, 2000 (the "STOCK PURCHASE AGREEMENT"), pursuant to which Whitney Acquisition shall acquire a significant percentage of Holdings' outstanding common stock (the "COMMON STOCK"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement;

         WHEREAS, Whitney Acquisition is a party to certain other agreements pursuant to which Whitney shall acquire on the date hereof a significant percentage of Holdings' outstanding common stock (such shares together with the shares of Common Stock described in the preceding paragraph, the "Whitney Shares");

         WHEREAS, Whitney Acquisition together with its affiliates and certain of their limited partners intend on holding the Whitney Shares as a long-term investment and, in connection therewith, wish to assist the Company in executing its business plan and achieving its long-term strategic objectives; and

         WHEREAS, in furtherance of the matters set forth in the preceding paragraph, the Company desires to retain Whitney to provide, and Whitney desires to provide to the Company, certain financial consulting and management advisory services, as directed by the board of directors of the Company and agreed to by Whitney, which may include, without limitation, providing strategic direction and oversight of corporate and financial planning and analyzing and negotiating financial alternatives.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

         1. TERM. This Agreement shall be in effect for an initial term of five
(5) years commencing on the date hereof (the "TERM"), and shall be automatically extended thereafter on a year to year basis unless the Company or Whitney gives written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof. Notwithstanding the foregoing, this Agreement shall terminate automatically upon the earlier to occur of (i) an Initial Public Offering (as defined below) and
(ii) such time that Whitney Acquisition and its Permitted Transferees (as defined in that certain Stockholders' Agreement dated on even date

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herewith among the Company and certain of its stockholders) own less than 20% of the Whitney Shares. For purposes of this Agreement, the term "INITIAL PUBLIC OFFERING" means the underwritten public offering by either the Company or any of its subsidiaries of its common stock pursuant to a registration statement (other than a registration statement on Form S-8 or S-4 or any successor form thereto) that has been filed under the Securities Act of 1933, as amended (the
"SECURITIES ACT"), and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act; PROVIDED, HOWEVER, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering.

         2. SERVICES. Whitney shall perform or cause to be performed such services for the Company and its direct and indirect subsidiaries as directed by the Company's board of directors and agreed to by Whitney, which may include, without limitation, the following:

         (a) general management consulting services;

         (b) identification, support, negotiation and/or analysis of acquisitions and dispositions;

         (c) support, negotiation and/or analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

         (d) finance functions, including assisting in the preparation of financial projections, and monitoring of compliance with financing agreements;

         (e) strategic planning functions, including evaluating major strategic alternatives; and

         (f) other services for the Company and its subsidiaries upon which the Company's board of directors and Whitney agree.

         3. FEES.

         (a) ADVISORY FEES. As consideration for services rendered hereunder, the Company shall pay to Whitney the following fees (the "ADVISORY FEES"): (i) for each of the first two (2) years of the Term, an annual advisory fee of $650,000, (ii) for each additional year of the Term (including any extension period), an annual advisory fee of $150,000, and (iii) for each year of the Term (including any extension period), all reasonable out-of-pocket fees and expenses incurred by Whitney or any of its affiliates in connection with the provision of services hereunder. The Advisory Fees shall be payable quarterly in advance on each March 31, June 30, September 30 and December 31, or if any such date shall not be a business day, on the next succeeding business day to occur after such date, beginning on December 31, 2000 and ending upon the termination of this Agreement; PROVIDED, that on the date hereof the Company shall prepay (x) $500,000 of the $650,000 of


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Advisory Fees due in the first year of the Term and (y) $500,000 of the
$650,000 of Advisory Fees due in the second year of the Term, and, in each case, the remainder of such Advisory Fees shall be paid as and when otherwise described above. In addition to the foregoing fees and as further consideration for services rendered hereunder, on the date hereof the Company shall pay to Whitney an interim advisory fee equal to (x) $150,000 MULTIPLIED BY (y) a fraction, the numerator of which is the actual number of days elapsed from and including the date hereof through and including December 31, 2000, and the denominator of which is 365. Upon the termination of this Agreement, the Company shall promptly pay to Whitney any unpaid portion of the annual Advisory Fees to the extent such payment was due and payable prior to such date. Notwithstanding the foregoing, the Company shall not be obligated to pay any portion of the Advisory Fees during the continuation of a "default" or an "event of default" as defined in the Company's Credit Agreement dated as of June 23, 1997, among the Company, the financial institutions party thereto as lenders and Credit Suisse First Boston as administrative agent, as amended from time to time and as in effect on the date hereof.

         (b) OTHER FEES. As further consideration for Whitney agreeing to perform services hereunder, on the date hereof, the Company shall (i) pay to Whitney a fee of $1,000,000 (the "CLOSING FEE"), and (ii) reimburse all of Whitney Acquisition and Whitney's reasonable out-of-pocket expenses (including, but without limitation, fees, charges and disbursements of counsel and consultants) incurred in connection with (A) the preparation, negotiation, execution, delivery and performance of the Stock Purchase Agreement and any other documents relating to the transactions contemplated thereby (including, without limitation, this Agreement) and (B) Whitney's due diligence investigation, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by Whitney; PROVIDED, HOWEVER, that notwithstanding the foregoing, all fees and disbursements of Whitney's counsel shall be paid at the Second Closing, and not at the First Closing. Notwithstanding the foregoing, Whitney acknowledges and agrees that the Company shall not be obligated under this paragraph 3(b) to reimburse Whitney Acquisition or Whitney for Whitney Acquisition's portion of any filing fees related to the filing required under Section 7.02(b) of the Stock Purchase Agreement.

         4. PERSONNEL. Whitney shall provide and devote to the performance of this Agreement such employees, affiliates and agents of Whitney as Whitney shall deem appropriate to the furnishing of the services required. The parties acknowledge and agree that this Agreement shall not create an agency relationship between the Company and Whitney and neither party shall have the authority to bind the other.

         5. LIABILITY. Neither Whitney nor any of its affiliates, members, partners, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Whitney, its affiliates, members, partners, employees or agents acting within the scope of their employment or authority.

         6. INDEMNITY. The Company and its subsidiaries shall defend, indemnify and hold harmless Whitney, its affiliates, members, partners, employees and agents from and against any


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and all loss, liability, damage, or expenses arising from any claim (a "CLAIM")
by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "CLAIMS") resulting from any act or omission of Whitney, its affiliates, members, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Whitney, its affiliates, members, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company, and/or any of its subsidiaries and any of Whitney, its officers, directors, affiliates, members, partners, employees or agents or in which any of Whitney, its affiliates, members, partners, employees or agents may be impleaded with others upon any Claim or Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Whitney, its affiliates, members, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Whitney, its affiliates, members, partners, employees or agents acting within the scope of their employment or authority, then Whitney shall reimburse the Company for the costs of defense and other costs incurred by the Company.

         7. NOTICES. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

                  TO THE COMPANY:

                  Roller Bearing Holding Company, Inc.
                  60 Round Hill Road
                  Fairfield, Connecticut  06430
                  Attention: Dr. Michael J. Hartnett
                  Telecopy No.: (203) 256-0775

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE
                  NOTICE TO THE PURCHASER) TO:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, New York  10020
                  Attention:  C. David Goldman
                  Telecopier No.:  (212) 547-5444

                  TO WHITNEY:

                  Whitney Acquisition II, Corp.
                  177 Broad Street
                  Stamford, Connecticut  06901
                  Attention:   Mr. David A. Scherl
                               Mr. Michael C. Salvator
                               Mr. William Dawson


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         Telecopy No.:  (203) 973-1422

         WITH A COPY (WHICH SHALL NOT CONSTITUTE
         NOTICE TO THE PURCHASER) TO:

         Kirkland & Ellis
         153 East 53rd Street
         New York, New York  10022
         Attention: Frederick Tanne
         Telecopy No.: (212) 446-4900

         8. ASSIGNMENT. No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that, notwithstanding the foregoing, Whitney may assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Company.

         94. SUCCESSORS. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties hereto.

         10. COUNTERPARTS. This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

         11. ENTIRE AGREEMENT; MODIFICATION; GOVERNING LAW. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                      * * *



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         IN WITNESS WHEREOF, the parties have executed this Management Services
Agreement as of the date first written above.


                                   ROLLER BEARING COMPANY OF AMERICA, INC.


                                   By: /s/ Michael J. Hartnett
                                       -----------------------------------------
                                       Name:    Dr. Michael J. Hartnett
                                       Title:   Chief Executive Officer



                                   WHITNEY & CO.


                                   By: /s/ William Dawson
                                       -----------------------------------------
                                       Name:   William Dawson
                                       Title: